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                                   EXHIBIT 21

               Texas Equipment Corporation's List of Subsidiaries

          Names of Subsidiaries                   State of Incorporation
          ---------------------                   ----------------------

          Texas Equipment Co., Inc.               Texas
          New Mexico Implement Company, Inc.      New Mexico